Exhibit 99.1

IMAC Holdings Announces $4.3 Million Private Placement of Convertible Preferred Stock and Warrants Priced at the Market

Franklin, Tennessee — July 26, 2023 — IMAC Holdings, Inc. (Nasdaq: BACK) (“IMAC” or the “Company”), a provider of innovative medical advancements and care specializing in regenerative rehabilitation orthopedic treatments, announced today that it entered into a definitive securities purchase agreement with several institutional and accredited investors, including existing significant investors of Theralink Technologies, Inc., its previously announced merger partner (OTC:THER) (“Theralink”), and Theralink’s Chairman, for the sale of its preferred stock and warrants. IMAC sold an aggregate of 2,500 shares of its Series A-1 Convertible Preferred Stock, stated value $1,000 per share, 1,800 shares of its Series A-2 Convertible Preferred Stock, stated value $1,000 per share, and Warrants to purchase up to 62,271,063 shares of its common stock for aggregate gross proceeds of $4,300,000 before deducting placement agent fees and other offering expenses. The shares of A-1 Convertible Preferred Stock shall bear a 12% dividend and are initially convertible into an aggregate of 22,893,773 shares of common stock of the Company, and the shares of Series A-2 Convertible Preferred Stock are initially convertible into an aggregate of 16,483,517 shares of common stock of the Company, in each case, at a conversion price of $0.1092 per share. The Warrants have an exercise price of $0.1092 per share, are exercisable immediately, and will expire five years from the date of shareholder approval of this private placement. It is expected that approximately $3.0 million of the proceeds of the offering will be used to make a loan to Theralink for investment into sales and marketing efforts and general working capital purposes as the companies continue to take formal steps together in advancing their merger previously announced on May 23, 2023.

Joseph Gunnar & Co., LLC acted as the sole placement agent for the offering.

The securities offered in the private placement are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and/or Rule 506(b) of Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements.

The Company has agreed to file a registration statement with the SEC covering the resale of the shares of the common stock underlying the Series A-1 Preferred Stock, Series A-2 Preferred Stock and A Warrants no later than 45 days following the closing of the planned merger.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About IMAC Holdings, Inc.

IMAC Holdings owns and manages health and wellness centers that deliver sports medicine, orthopedic care, and restorative joint and tissue therapies for movement restricting pain and neurodegenerative diseases. IMAC is comprised of two business segments: outpatient medical centers and a clinical research division. With treatments to address both young and aging populations, IMAC Holdings owns or manages outpatient medical clinics that deliver regenerative rehabilitation services as a minimally invasive approach to acute and chronic musculoskeletal and neurological health problems. IMAC’s research division is currently conducting a Phase I clinical trial evaluating a mesenchymal stem cell therapy candidate for bradykinesia due to Parkinson’s disease. For more information visit www.imacholdings.com.

About Theralink Technologies, Inc.

Theralink Technologies is a proteomics-based, precision medicine company with a nationally CLIA-certified and CAP-accredited laboratory located in Golden, Colorado. Through its unique and patented phosphoprotein and protein biomarker platform and LDTs, Theralink’s technology targets multiple areas of oncology and drug development. In addition to the Company’s first assay for advanced breast cancer, Theralink is actively working on a second assay that is planned to be pan-tumor for solid tumors across multiple tumor types such as ovarian, endometrial, pancreatic, liver, head and neck, colorectal, lung, prostate, among others. Theralink provides precision oncology data through its powerful Theralink® Reverse Phase Protein Array assays to assist the biopharmaceutical industry and clinical oncologists in identifying likely responders and non-responders to both FDA-approved and investigational drug treatments. Theralink intends to help improve cancer outcomes for patients, help reveal therapeutic options for oncologists, and support biopharmaceutical drug development by using a beyond-genomics approach to molecular profiling that directly measures drug target levels and activity. For more information, please visit www.theralink.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its planned merger with Theralink, ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.